UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2013

GROUPON, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-35335 (Commission File Number)	27-0903295 (I.R.S. Employer Identification No.)

600 West Chicago Avenue Suite 400 Chicago, Illinois (Address of principal executive offices)	60654 (Zip Code)

(312) 676-5773
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02    Result of Operations and Financial Condition*

On August 7, 2013, Groupon, Inc. issued a press release announcing its financial results for its fiscal quarter ended June 30, 2013. A copy of the press release is attached hereto as Exhibit 99.1.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of CEO and Chairman

On August 5, 2013, the Board of Directors of Groupon appointed Eric P. Lefkofsky to serve as Chief Executive Officer of Groupon and Theodore J. Leonsis as Chairman of the Board, effective immediately. In connection with these appointments, the Board has eliminated the Office of the Chief Executive under which Messrs. Lefkofsky and Leonsis were serving. As a director, Mr. Leonsis will be eligible to participate in the Company's Non-Employee Director Compensation Plan. In connection with Mr. Leonsis' service in the Office of the Chief Executive and assuming the role of Chairman, the Company has made an equity grant to him consisting of 112,000 restricted stock units from the Groupon Inc. 2011 Incentive Plan. 25% of the RSUs will vest on September 1, 2013, and the remaining RSUs will vest in equal increments at the end of each of the following three quarters. In addition, Mr. Lefkofsky resigned as Executive Chairman of the Board, but will remain a member of the Board.

Mr. Lefkofsky, 43, is a co-founder of the Company, has served as the Company's Executive Chairman since its inception until August 5, 2013, and served in the Office of the Chief Executive from February 28, 2013 until his appointment to Chief Executive Officer on August 5, 2013. Mr. Lefkofsky is a co-founder of Echo Global Logistics, Inc. (NASDAQ: ECHO) and served on its board of directors from February 2005 to December 2012. Mr. Lefkofsky is the co-founder of InnerWorkings, Inc. (NASDAQ: IN WK) and served on its board of directors from August 2008 to October 2012. In 2008, Mr. Lefkofsky co-founded Lightbank LLC, a private investment firm specializing in information technology companies, and has served as a manager since that time. In April 2006, Mr. Lefkofsky co-founded MediaBank, LLC (now Media Ocean), an electronic exchange and database that automates the procurement and administration of advertising media, and has served as a director or manager since that time. Mr. Lefkofsky also serves on the board of directors of Children's Memorial Hospital, the board of trustees of the Steppenwolf Theatre, the board of trustees of the Art Institute of Chicago and the board of trustees of the Museum of Science and Industry. Mr. Lefkofsky also serves on the board of directors of World Business Chicago. Mr. Lefkofsky is an Adjunct Professor at the University of Chicago Booth School of Business. Mr. Lefkofsky holds a bachelor's degree from the University of Michigan and a Juris Doctor degree from the University of Michigan Law School.

Mr. Leonsis, 57, has served on the Company's Board since June 2009 and as Vice Chairman since April 2011, and served in the Office of the Chief Executive from February 28, 2013 until his appointment to serve as Chairman of the Board on August 5, 2013. Since 1999, Mr. Leonsis has served as the Chairman and Chief Executive Officer of Monumental Sports & Entertainment, LLC, a sports and entertainment company that owns the NBA's Washington Wizards, the NHL's Washington Capitals, the WNBA's Washington Mystics and the Verizon Center in Washington, D.C. Mr. Leonsis also has served as a Vice Chairman Emeritus of AOL LLC, a leading global Web company, since December 2006. Mr. Leonsis held a number of other executive positions with AOL from September 1994 to December 2006, most recently as Vice Chairman and President, AOL Audience Business. Mr. Leonsis co-founded Revolution Growth Fund II, a private investment firm, and has served as a partner of the fund since that time. Mr. Leonsis has served as a director of American Express Co. (NYSE: AXP) since July 2010, a director of Rosetta Stone Ltd. (NYSE: RST) since December 2009 and was a director of NutriSystem, Inc. (NASDAQ: NTRI) from December 2008 through June 2012. Mr. Leonsis also serves on the board of directors of several private Internet and technology companies.

There are no family relationships between Mr. Lefkofsky and any of the directors and executive officers of the Company. The following are transactions in which Mr. Lefkofsky has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Steven P. Lefkofsky, the brother of Eric P. Lefkofsky, is a founder and shareholder of Lefkofsky & Gorosh, P.C. For the year ended December 31, 2012, the Company paid Lefkofsky & Gorosh, P.C. $150,000 for legal services rendered.

During 2012, the Company engaged InnerWorkings, Inc. (“InnerWorkings”) to provide marketing services.  Mr. Lefkofsky is a former director and significant stockholder of InnerWorkings. The Company paid $1.1 million to InnerWorkings for the year ended December 31, 2012.

In connection with the Company's expansion of Goods offerings during 2012, the Company entered into a transportation and supply chain management agreement with Echo Global Logistics, Inc. (“Echo”). Mr. Lefkofsky is a former director and significant stockholder of Echo. Pursuant to the agreement, Echo received payments of approximately $1.9 million for its services under the agreement for the year ended December 31, 2012. As the Goods category has expanded, the Company has hired other outside vendors for logistics services and terminated its arrangement with Echo during 2012.

During 2012, the Company engaged in transactions with three of Lightbank LLC's portfolio companies: Fooda, Inc., Lightswitch and Benchprep. Mr. Lefkofsky co-founded Lightbank, a private investment firm, and has served as a manager since that time.  For the year ended December 31, 2012, the Company paid Fooda $325,000 for food delivery services to employees at the Company's corporate headquarters and Lightswitch $260,000 for video editing services.  The Company ran daily deals for Benchprep, an online education company, and Benchprep received $625,000 as its share of the proceeds in connection therewith.

As Mr. Lefkofsky has transitioned to a more active role with the Company, he has resigned from all boards other than Media Ocean.

There are no family relationships between Mr. Leonsis and any of the directors and executive officers of the Company. The following is a transaction in which Mr. Leonsis has an interest requiring disclosure under Item 404(a) of Regulation S-K.

During 2012, the Company ran several Groupon Live deals for tickets for events sponsored by Monumental Sports & Entertainment, LLC (“Monumental Sports”). Mr. Leonsis serves as the Chairman and Chief Executive Officer of Monumental Sports. Monumental Sports received $300,000 as its share of the proceeds from these Groupon Live deals.

Mr. Lefkofsky's Compensation

On August 6, 2013, the Compensation Committee of the Board of Directors approved the following compensation arrangements for Mr. Lefkofsky:

Base Salary and Bonus. Mr. Lefkofsky will receive an annual base salary of $1, subject to annual review. He will also be eligible for an annual bonus with a target amount of $500,000, prorated for his period of employment in 2013. The Company's Compensation Committee has determined that, for the Company's executive officers, eligibility for the bonus will be conditioned upon the Company's achievement of a minimum Consolidated Segment Operating Income ("CSOI") amount for 2013. If the CSOI target is achieved, then the Committee will determine, in its sole discretion, the amount of the bonus by reference to the following measures: revenue growth, customer satisfaction, employee satisfaction, merchant satisfaction, and revenue from sources other than daily deals.

Restricted Stock Units (Vesting Over Two Years). Mr. Lefkofsky received an equity award of 800,000 restricted stock units (RSUs) that will vest over two years. 50% will vest on the first anniversary of the grant, and 12.5% will vest at the end of each of the following four quarters, subject to his continued employment at each vesting date.

Severance Terms. Mr. Lefkofsky is subject to the severance and change in control agreements described below.

Other Benefits. Mr. Lefkofsky will be eligible to participate in the benefit programs generally available to senior executives of the Company.

Executive Bonuses

On August 6, 2013, the Compensation Committee of the Board of Directors approved an equity award for Jason E. Child, the Company's Chief Financial Officer. Mr. Child received an award of 55,600 RSUs that will vest 25% at the end of the following four quarters, beginning on November 5, 2013. In addition, on August 5, 2013, Mr. Child received a cash bonus of $237,500 and Kal Raman, the Company's Chief Operating Officer, received a cash bonus of $225,000.

Change in Control and Severance Agreements

On August 5, 2013, the Compensation Committee of the Board of Directors approved a form of severance benefit agreement for senior executives, and Groupon subsequently entered into individual agreements (the “Severance Benefit Agreements”) based on such form with certain of its senior executives, including its named executive officers. In the event of a termination of the executive's employment by Groupon other than for “cause” or by the executive for “good reason” (each as defined in the Severance Benefit Agreements), and subject to the execution of a release, the Severance Benefit Agreements provide the following severance benefits: (i) a lump-sum payment equal to six (6) months of base salary; (ii) a lump sum payment equal to six (6) months of COBRA payments for executives electing COBRA coverage; and (iii) full and immediate vesting of all equity-based awards scheduled to vest within (A) 6 months of the termination date, or (except with respect our Chief Accounting Officer and CEO who maintain 6 months of accelerated vesting), (B) twelve (12) months, and eighteen (18) months with respect to our Chief Financial Officer, if the termination occurs on a date within three (3) months prior to or twelve (12) months after the election of a chief executive officer other than the individuals who served in the Office of the Chief Executive until August 5, 2013; or, if such termination of employment is in connection with a “change in control” of Groupon (as defined therein), full and immediate vesting of 50% of all unvested equity-based awards.

Executives who are party to an individual employment agreement are entitled to the cash severance benefits provided under such agreement (in lieu of the lump-sum payment described in clause (i) of the preceding sentence) and to the other benefits under the Severance Benefit Agreement to the extent that they are greater than those under their individual agreement until the earlier of (i) the term of the individual employment agreement expires or (ii) January 1, 2016.

The foregoing summary of the Severance Benefit Agreements is qualified in its entirety by reference to the full text of the form of Severance Benefit Agreement, which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

ITEM 8.01    Other Events

Share Repurchase Program

On August 5, 2013, our Board of Directors authorized a share repurchase program.  Under the program, the Company is authorized to repurchase up to $300 million of its outstanding Class A common stock over the next 24 months.  The timing and amount of any share repurchases will be determined based on market conditions, share price and other factors.  The Company expects to fund the repurchases through cash on hand and future cash flow.  Repurchases will be made in compliance with SEC rules and other legal requirements and may be made in part under a Rule 10b5-1 plan, which permits stock repurchases when the Company might otherwise be precluded from doing so.

10b5-1 Plan

Mr. Lefkofsky, the CEO of the Company, intends to enter into a 10b5-1 plan that provides for the sale of up to 5% of his holdings of our Class A Common Stock during the next 12 months. Transactions pursuant to the trading plan will be disclosed publicly through requisite filings with the U.S. Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GROUPON, INC.

Dated: August 7, 2013	By:	/s/ Jason E. Child
	Name:	Jason E. Child
	Title:	Chief Financial Officer

Exhibit Index

Exhibit No.        Description

10.1	Form of Severance Benefit Agreement as entered into between Groupon, Inc. and its executive officers.

99.1	Press Release dated August 7, 2013.

*The information in Exhibit 99.1 is being furnished and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.